EX. 99.28(h)(1)(xi)

Amendment to

Amended and Restated Administration Agreement

Between JNL Investors Series Trust and

Jackson National Asset Management, LLC

This Amendment is made by and between JNL Investors Series Trust, a Massachusetts business trust (the “Trust”) and Jackson National Asset Management, LLC, a Michigan limited liability company (the “Administrator”).

Whereas, the Trust and the Administrator (the “Parties”) entered into an Amended and Restated Administration Agreement effective as February 28, 2012, as amended (the “Agreement”), whereby the Administrator agreed to perform certain administrative services to several separate series of shares (each a “Fund”) of the Trust, as listed on Schedule A of the Agreement.

Whereas, the Board of Trustees of the Trust (the “Board”) approved the following new fund, effective August 13, 2018 (the “New Fund”):

JNL Securities Lending Collateral Fund

Whereas, pursuant to Board approval of the New Fund, the Parties have agreed to amend the Agreement, effective August 13, 2018, to add the New Fund and its fees to Schedule A and Schedule B.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated August 13, 2018, attached hereto.

2)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated August 13, 2018, attached hereto.

3)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Administrator and the Trust have caused this Amendment to be executed, effective August 13, 2018.

JNL Investors Series Trust		Jackson National Asset Management, LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO

Schedule A
Dated August 13, 2018
(List of Funds)

Fund	Class(es)
JNL Government Money Market Fund	Institutional Class
JNL Securities Lending Collateral Fund	Institutional Class
JNL/PPM America Low Duration Bond Fund	Class A
Class I

A-1

Schedule B
Dated August 13, 2018

Funds	Assets	Fee
JNL Government Money Market Fund (Institutional Class Shares)	All Assets	0.00%
JNL Securities Lending Collateral Fund (Institutional Class Shares)	All Assets	0.00%
JNL/PPM America Low Duration Bond Fund (Class A and lass I Shares)	$0 to $3 billion Assets over $3 billion	0.10% 0.09%

B-1